Consent of Independent Public Auditors


     We consent to the incorporation by reference in the registration statement No. 333-45501 on Form S-8 of ENTEX Information Services, Inc. of our report, dated August 21, 1998, relating to the consolidated balance sheets of ENTEX Information Services, Inc. and subsidiaries as of June 28, 1998 and June 29, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the years in the three-year period ended June 28, 1998 and related schedule, which report appears in the Annual Report on Form 10-K of ENTEX Information Services, Inc.

                                                    KPMG Peat Marwick LLP


Stamford, Connecticut
September 24, 1998